UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2022

Rhove Real Estate 1, LLC

(Exact name as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or

organization)

85-1602921

(I.R.S. Employer Identification No.)

6515 Longshore Loop

Dublin, Ohio 43017

(Address of principal executive offices) (Zip Code)

707-732-5742

(Telephone number, including area code)

Empire Series Shares, Honokea Wave Park (Kapolei) Series Shares, Washington (Sandusky) Series Shares, City Park Quad (Columbus) Series Shares

(Title of each class of securities issued pursuant to Regulation A)

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

In this Annual Report on Form 1-K (the “Form 1-K”), the terms “Rhove Real Estate”, “we”, “us”, “our” or the “Company” refer to Rhove Real Estate 1, LLC. The information contained in this Form 1-K includes some statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company, each series offering of our company; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express the expectations, hopes, beliefs, and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts for other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Form 1-K are based on current expectations and beliefs concerning future developments that are difficult to predict. The Company, the Managing Member of the Company, the asset manager for any Series, or the cannot guarantee future performance, or that future developments affecting any Series will be as currently anticipated. Furthermore, the Company cannot guarantee its future performance or its parent company or affiliates will not have an impact on any Series. These forward-looking statements involve a number of risks, uncertainties (some of which, including the impact of the COVID-19 coronavirus, are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are detailed under the headings “Risk Factors” in the most recent amendment to the offering statement on Form 1-A filed by the company with the Securities and Exchange Commission, as may be amended, and in our subsequent reports and offering statements filed from time to time with the Commission. Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

The market data and certain other statistical information used throughout this Form 1-K are based on independent industry publications, governmental publications, reports by market research firms, or other independent sources that we believe to be reliable sources. Industry publications and third-party research, surveys, and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We are responsible for all of the disclosure contained in this Form 1-K, and we believe that these sources are reliable. We have not independently verified the information contained in such publications. While we are not aware of any misstatements regarding any third-party information presented in this Form 1-K, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors. Some data are also based on our good faith estimates.

SUMMARY INFORMATION REGARDING

PRIOR SERIES OFFERINGS AND PROCEEDS

The Series offerings listed below show key information related to the offering of each Series of our Company that has terminated or completed prior to the filing of this Form 1-K (hereinafter each Series offering is referred to as a “Series Offering” or as the “Series”) and collectively they are referred to as the “Series Offerings” or as. The filings made in connection with this Regulation A offering are hereinafter referred to as the “Offering.” The Offering was initially qualified on May 12, 2022 and the most recent Offering was qualified on September 2, 2022. The most recent qualified Offering Circular for the was filed as a 1-A POS on August 26, 2022 (File Number: 024-11645). All aggregate sales were attributable to the issuer, the Company, for each series. No sales for any Series Offering were attributable to the selling security holders. Additional information is set forth below for each Series:

Series Name: Honokea Wave Park (Kapolei) Series Shares (“Honokea Shares”)

Maximum Offering Amount: Up to 214,000 Honokea Shares at $1.00 per Share

Maximum Shares: 214,000

Minimum Investment: $1.00

Qualification Date: September 2, 2022

Offering Opening Date: September 4, 2022

Status: Closed. As of December 31, 2022, 7,198 commitments for Honokea Shares were received. As of the date of this filing, $7,198 of investor commitments have been refunded.

Series Name: The Washington (Sandusky) Series Shares (“Washington Shares”)

Maximum Offering Amount: Up to 374,500 Washington Shares at $1.00 per Share

Maximum Shares: 374,500

Minimum Investment: $1.00

Qualification Date: September 2, 2022

Offering Opening Date: September 4, 2022

Status: Closed. As of December 31, 2022, 12,791 commitments for the Washington Shares were received. As of the date of this filing, $12,791 of investor commitments have been refunded.

Series Name: Empire Series Shares

Maximum Offering Amount: Up to 535,000 Empire Shares at $1.00 per Share

Maximum Shares: 535,000

Minimum Investment: $1.00

Qualification Date: May 12, 2022

Offering Opening Date: May 12, 2022

Status: Withdrawn. As of December 31, 2022, 7,845 commitments for Empire Shares were received. As of the date of this filing, $7,845 of investor commitments have been refunded.

Series Name: City Park Quad (Columbus) Series Shares

Maximum Offering Amount: Up to 535,000 City Park Quad (Columbus) Shares at $1.00 per Share

Maximum Shares: 535,000

Minimum Investment: $1.00

Qualification Date: May 12, 2022

Offering Opening Date: May 12, 2022

Status: Withdrawn. As of December 31, 2022, 35,954 commitments for City Park Quad (Columbus) Shares were received. As of the date of this filing, $35,954 of investor commitments have been refunded.

Series Name: Gravity Series

Status: Withdrawn. The financial statements refer to expenses related to the Gravity Series. For clarification, no securities were ever offered for sale. Prior to SEC qualification of the Rhove offering, the Company authorized its initial Series Designation in July 2021, the Gravity Series, and entered into a membership interest purchase agreement (“MIPA”) with The Gravity Project Holdings, LLC (the “Gravity Series Property Partner”) on July 2, 2021. The Company terminated the MIPA with the Gravity Series Property Partner on January 3, 2022.

(1) For each Series, “Qualification Date” indicates the date on which the offering was initially qualified by the Securities and Exchange Commission (the “Commission”).

(2) For each Series, “Offering Opening Date” the date on which offers and sales for such offering commenced.

(3) For each Series the “Status” is either “Open”, “Closed”, “Not Yet Qualified”, or “Withdrawn”. “Open” indicates that the Series offering has been qualified by the SEC and the Company is actively accepting investments in that offering. “Closed” indicates that the Series offering was previously Open and accepting investments but is now no longer accepting investments. “Not Yet Qualified” indicates that the Series offering has not yet been qualified by the SEC, and therefore is not open for investment. “Withdrawn” indicates a Series offering that was either previously qualified by the SEC or submitted to the SEC for qualification in an offering statement that the Company has subsequently decided to cancel, returning any investments received by the Company from investors in that offering and preventing any future investment in that offering. All Series offerings have been “Withdrawn”.

Fees and Commissions for Each Series

Fees in connection this offering and names of service providers:

Honokea Shares

	Service Provider	Fees
Underwriters	N/A	$0
Sales Commissions	Dalmore Group, LLC	$0
Escrow Fees	Prime Trust, LLC	$5,128
Finders’ Fees	N/A	$0
Audit	Artesian CPA, LLC	See note 2 below
Legal	Kegler, Brown, Hill & Ritter Co LPA	$5,288
Promoters	N/A	$0
Blue Sky Compliance	Fund Compliance Services, LLC	See note 2 below

Net Proceeds to Issuer for Series: No shares were issued for this series.

Washington Shares

	Service Provider	Fees
Underwriters	N/A	$0
Sales Commissions	Dalmore Group, LLC	$40
Escrow Fees	Prime Trust, LLC	$4,890
Finders’ Fees	N/A	$0
Audit	Artesian CPA, LLC	See note 2 below
Legal	Kegler, Brown, Hill & Ritter Co LPA	$11,218
Promoters	N/A	$0
Blue Sky Compliance	Fund Compliance Services, LLC	See note 2 below

Net Proceeds to Issuer for Series: $1,952

Empire Series Shares

	Service Provider	Fees
Underwriters	N/A	$0
Sales Commissions:	Dalmore Group, LLC	$114
Escrow Fees	Prime Trust, LLC	$9,681
Finders’ Fees	N/A	$0
Audit	Artesian CPA, LLC	See note 2 below
Legal	Kegler, Brown, Hill & Ritter Co LPA	$614
Promoters	N/A	$0
Blue Sky Compliance	Fund Compliance Services, LLC	See note 2 below

Net Proceeds to Issuer for Series: $5,590

City-Park Quad (Columbus) Series

	Service Provider	Fees
Underwriters	N/A	$0
Sales Commissions	Dalmore Group, LLC	$0
Escrow Fees	Prime Trust, LLC	$12,098
Finders’ Fees	N/A	$0
Audit	Artesian CPA, LLC	See note 2 below
Legal	Kegler, Brown, Hill & Ritter Co LPA	$281
Promoters	N/A	$0
Blue Sky Compliance	Fund Compliance Services, LLC	See note 2 below

Net Proceeds to Issuer for Series: No shares were issued for this series.

(1) The sale of the Shares in these offerings were facilitated by Dalmore Group, a registered broker-dealer under the Exchange Act and member of FINRA (CRD number 136352) and registered in each state where the offer and sales of the Shares of each Series occurred. As compensation for their services, Dalmore was paid a fee equal to Two Percent (2%) on the amount of the offering proceeds raised by each Series. There has also been a one-time advance payment for out-of-pocket expenses to Dalmore of $5,000.00 to cover expenses anticipated to be incurred by the firm such as preparing the FINRA filing, due diligence expenses, working with SEC counsel in providing information to the extent necessary, and any other services necessary and required prior to the approval of the offering. The Company also engaged Dalmore as a consultant to provide ongoing general consulting services such as coordination with third party vendors and general guidance with respect to the offerings. For these services, the Company paid a one-time consulting fee of $20,000.00 to Dalmore once FINRA issued a No-Objection Letter in 2022. For each Series filing, the Company paid to Dalmore for each subsequent FINRA filing and any FINRA filing fee due together with a $1,000 1A-POS filing fee per such filing.

(2) Payment of expenses and fees of each Offering, which were estimated to not exceed 3.0% of the Offering Proceeds per the Offering Circular, were deducted from Proceeds to Company, and included, legal fees, sourcing fees, accounting costs, reproduction expenses, due diligence, marketing, consulting, broker-dealer out-of-pocket expenses, administrative services, technology provider fees, banking fees, escrow fees, other costs of blue sky compliance, asset improvements, sourcing fees, cash reserves and actual out-of-pocket expenses incurred by the Company selling the Shares, but which do not include service fees paid to Dalmore or any type of commissions to be paid to any broker-dealer or the other amounts listed above. These expenses and fees not included above were paid by the Managing Member and included in the Financial Statements. Such expenses and fees were billed to the Issuer but were not allocated separately to each Series, in accordance with the Offering Circular. This includes auditing services provided by Artesian CPA, LLC in the amounts of $2,250 and $16,813 during 2021 and 2022 respectively and Blue-Sky Compliance paralegal services provided by Fund Compliance Services in the amount of $11,200 during 2021.

(3) No other commissions including sales commissions, finder’s fees, or promoters commissions were paid in connection with the Offering.

PART II

Item 1. Business

Overview

Rhove Real Estate 1, LLC (“we,” “us,” “our,” “Rhove Real Estate 1” or the “Company”) is a Delaware series limited liability company that has been formed to enable public investment into the places that they live, work, and play, and to lower the barriers to entry of commercial real estate more generally. The Company will designate each series (“Series”) to invest in an individual real estate property or project (a “Property”) by acquiring an ownership interest in the business entity that holds title to such property (such ownership interest, an “Asset”). The rights associated with such Assets will range from a controlling interest, to a right to vote on certain major decisions, to a purely passive ownership stake in the underlying property or project (each, a “Property”). In the event that the rights associated with an Asset constitute anything other than a controlling interest, then we will rely substantially on the management decisions of our joint venture partner (“Property Partner”).

The managing member of the Company is Roost Enterprises Inc. d/b/a Rhove (“Managing Member”, “Manager” or “Roost”), a Delaware corporation, which is a technology business that enables investors to invest in individual commercial and multifamily real estate assets. The Company is a wholly-owned subsidiary of Roost.

Subsequent to the reporting period, Roost was acquired by reAlpha Tech Corp. (“reAlpha”) in March 2023. The Managing Member is now a wholly-owned subsidiary of reAlpha Tech Corp. In connection with that transaction, Rhove changed its headquarters to 6515 Longshore Loop, Dublin, OH 43017.

Series Offerings

The Company offerings are interests (“Shares”) in each of the Series of the Company, which represent fractional shares of ownership in such Series of the Company. The Shares represent an investment solely in a particular Series and, thus, indirectly in a property through the Series ownership of an Asset. The Shares do not represent an investment in the Company or the Managing Member. The Company currently anticipates that the operations of the Company, including the designation of additional Series and the corresponding acquisition of additional Assets, will benefit investors by allowing investors to participate in the ownership of the places that they live, work, and play, as well as lowering barriers to entry in commercial real estate investment more generally.

The Managing Member

The Company is managed by Roost. Pursuant to the Company’s amended and restated limited liability company operating agreement dated July 13, 2021 (the “LLC Agreement”), the Managing Member has full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Company and each Series in pursuit of the Company’s purpose without a vote of approval by the investors. With respect to each Series, the Managing Member may appoint an asset manager (“Asset Manager”) to oversee the day-to-day management of such Asset.

Employees

Currently, the Company does not have any full-time employees.

Bankruptcy, Receivership or Similar Proceedings.

None of the Company, any Series, the Managing Member, nor any director or executive officer of the Managing Member is presently subject to any bankruptcy, receivership, or similar proceedings.

Legal Proceedings

None of the Company, any Series, the Managing Member, nor any director or executive officer of the Managing Member is presently subject to any material legal proceedings.

Reclassification, Merger, Consolidation, Purchase/Sale of Assets

The Company’s Managing Member, Rhove (“Managing Member”), was purchased by reAlpha Tech Corp., a Delaware corporation (“reAlpha Tech Corp.”) on March 24, 2023. Otherwise, the Company has not undergone any reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

Expenses

Expenses

Each Series of the Company will be responsible for the costs and expenses attributable to the activities of the Company related to such Series including, but not limited to:

(a) Brokerage Fee;

(b) Acquisition Costs;

(c) Offering Expenses;

(d) Operating Expenses;

(e) Asset Management Fee; and

(f) Sourcing Fee.

“Brokerage Fee” means the fee payable to a Broker for the purchase by an Investor of an amount agreed upon by the Managing Member and a Broker from time to time and specified in any Series Designation. For series designated in this offering, the Brokerage Fee is in an amount equal to up to 2.0% of the Initial Offering proceeds.

“Acquisition Costs" means, in respect of each series, fees and expenses incurred in connection with the investment in, or development or acquisition of a Series Asset.

“Offering Expenses” means, in respect of each Series, all fees, costs and expenses incurred in connection with executing the Offering, including underwriting, legal, accounting, escrow, and compliance costs, as well as its allocated share of fees and expenses related to Company formation, legal, consulting, filing fees and any other expenses incurred in connection with facilitating the Offering. Additionally, each Series will pay or reimburse the Managing Member for all costs and expenses incurred in connection with the evaluation, discovery, investigation, including brokerage and sales fees and commissions (but excluding any Brokerage Fee), appraisal fees, research fees, transfer taxes, third party industry and due diligence experts, bank fees and interest (if the Series Asset was acquired using debt prior to completion of the Initial Offering), transportation costs including travel and lodging for business purposes, marketing costs and expenses incurred in connection with promoting the Offering, technology costs, photography, videography, and other expenses in order to prepare the profile for the Series Asset to be accessible to Investors via the Rhove Platform, and similar costs and expenses incurred in connection with the identification, evaluation, negotiation, investigation, and acquisition of the Series Asset that are not otherwise included in the Acquisition Costs.

“Operating Expenses” means in respect of each Series, the following fees, costs, and expenses allocable to such Series or such Series’ pro rata share (as determined by the allocation policy of the Company, if applicable) of any such fees, costs, and expenses allocable to the Company:

i. any and all fees, costs, and expenses incurred in connection with the management of a Series or Series Asset (other than those related to Acquisition Costs);

ii. any fees, costs, and expenses incurred in connection with preparing any reports and accounts of each Series Asset, including any blue sky filings required in order for a Series to be made available to investors in certain states and any annual audit of the accounts of such Series (if applicable) and any reports to be filed with the U.S. Securities and Exchange Commission including periodic reports on Forms 1-K, 1-SA and 1-U.

iii. any and all insurance premiums or expenses, including directors and officers insurance of the directors and officers of the Managing Member or the Asset Manager, in connection with the Series Asset;

iv. any withholding or transfer taxes imposed on the Company or a Series or any of the Members as a result of its or their earnings, investments, or withdrawals;

v. any governmental fees imposed on the capital of the Company or a Series or incurred in connection with compliance with applicable regulatory requirements;

vi. any legal fees and costs (including settlement costs) arising in connection with any litigation or regulatory investigation instituted against the Company, a Series, or the Asset Manager in connection with the affairs of the Company or a Series;

vii. the fees and expenses of any administrator, if any, engaged to provide administrative services to the Company or a Series;

viii. all custodial fees, costs, and expenses in connection with the holding of a Series Asset or Interests;

ix. any fees, costs, and expenses of a third party registrar and transfer agent appointed by the Managing Member in connection with a Series;

x. the cost of the audit of the Company’s annual financial statements and the preparation of its tax returns and circulation of reports to Economic Members;

xi. the cost of any audit of a Series’ annual financial statements, the fees, costs, and expenses incurred in connection with making of any tax filings on behalf of a Series and circulation of reports to Economic Members;

xii. any indemnification payments;

xiii. the fees and expenses of the Company’s or a Series’ counsel in connection with advice directly relating to the Company’s or a Series’ legal affairs;

xiv. the costs of any other outside appraisers, valuation firms, marketing, accountants, attorneys, or other experts or consultants engaged by the Managing Member in connection with the operations of the Company or a Series; and

xv. any similar expenses that may be determined to be Operating Expenses, as determined by the Managing Member in its reasonable discretion.

“Asset Management Fee” means an amount paid as compensation in exchange for the performance of asset management services to the Managing Member or the Asset Manager, calculated quarterly for each Series, as set forth in the applicable Series Designation.

“Sourcing Fee” means the sourcing fee which is paid to the Managing Member or its Affiliate as consideration for assisting in the sourcing of such Series Asset and as specified in each Series Designation, to the extent not waived by the Managing Member in its sole discretion.

The Managing Member will pay and the Investors will not bear the cost of: (i) any annual administration fee to the Broker or such other amount as is agreed between the Broker and the Managing Member from time to time, (ii) all of the ordinary overhead and administrative expenses of the Managing Member including, without limitation, all costs and expenses on account of rent, utilities, insurance, office supplies, office equipment, secretarial expenses, stationery, charges for furniture, fixtures and equipment, payroll taxes, travel, entertainment, salaries and bonuses, but excluding any Operating Expenses, (iii) any Dead Deal Costs, and (iv) such other amounts in respect of any Series as it shall agree in writing or as is explicitly set forth in any Offering document.

“Dead Deal Costs” means all fees, costs, and expenses incurred in connection with any Series Asset proposals pursued by the Company, the Managing Member, or a Series that do not proceed to completion.

If there are not sufficient cash reserves of, or revenues generated by, a Series to meet its Operating Expenses, the Managing Member may: (i) issue additional Shares in such Series in accordance with the LLC Agreement; (ii) pay such excess Operating Expenses and not seek reimbursement; and/or (iii) enter into an agreement pursuant to which the Managing Member loans to the Company an amount equal to the remaining excess Operating Expenses (the “Operating Expenses Reimbursement Obligation(s)”). The Managing Member, in its sole discretion, may impose a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Code)) on any Operating Expenses Reimbursement Obligation. The Operating Expenses Reimbursement Obligation(s) become repayable when cash becomes available for such purpose in accordance with the LLC Agreement.

Indemnification of the Managing Member

The Company may decide to enter into separate indemnification agreements with the directors and officers of the Company, the Managing Member or the Rhove Platform. If entered into, each indemnification agreement is likely to provide, among other things, for indemnification to the fullest extent permitted by law and the LLC Agreement against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements may also provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law and the LLC Agreement.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Since its formation in March 2021, the Company has been engaged in identifying and acquiring the option to purchase equity in Properties for its series, and developing the financial, offering and other materials to begin fundraising. We are considered to be an early-stage company. The Company's business and operations are sensitive to general business and economic conditions in the U.S. along with local, state, and federal governmental policy decisions. A host of factors beyond the Company's control could cause fluctuations in these conditions, including but not limited to credit risk and changes to regulations governing the Company’s industry. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company's financial condition and the results of its operations.

Additionally, on March 24, 2023, the Managing Member was sold to reAlpha Tech Corp. to enhance capitalization and operational capabilities.

Operating Results

Revenues

Revenues are generated at the Series level. As of the date of this 1-K, no Series has retained any revenues. Subscribers to each series have been refunded their principal investment including any fees associated with subscription as of June 2023. No other Series has commenced operations as of the date of this Form 1-K. For additional information on our prior offerings, we refer you to the Form 1-A POS filed on August 26, 2022 and which was qualified on September 2, 2022, and our subsequent offering circulates dated September 26, 2022, October 12, 2022, October 24, 2022

Operating Expenses

The Company has incurred $401,029 in Operating Expenses for the period since inception through December 31, 2022. Each Series will be responsible for its own Operating Expenses, such as taxes, insurance, accounting, audit, filing and other fees beginning on the closing date of the Offering of such Series. In addition, the Series will reimburse the Managing Member for Offering Fees and Expenses incurred, not to exceed 3% of the offering.

Net Loss

As a result of the cumulative effect of the foregoing factors, we generated a net loss of $168,312 for the year ended December 31, 2022, compared to a net loss of $147,119 for the period ended December 31, 2021.

Liquidity and Capital Resources

As of December 31, 2022, Empire Series had $5,584 cash and cash equivalents.

As of December 31, 2022, The Washington (Sandusky) Series had $1,951 cash and cash equivalents.

As of the date of this filing, the Company, Honokea and City Park Quad Series of Shares had no cash or cash equivalents.

Material Deficiency in Liquidity and Subsequent Event

During the reporting period, the Issuer experienced a material deficiency in liquidity, which necessitates disclosure as required. In November 2022, the Managing Member, who provides capitalization for the Issuer's operations, faced a significant liquidity challenge. This deficiency was primarily a result of a difficulty to raise capital due to the rapid historic deterioration of the venture capital markets in the second half of 2022, stemming from rising interest rates and the broader capital market's uncertainty.

To address this liquidity deficiency, the Managing Member initiated discussions with potential buyers regarding the acquisition of both the Managing Member and its subsidiary, the Issuer, during the fourth quarter of 2022. These talks aimed to identify a strategic partner that could provide the necessary financial resources to remedy the liquidity deficiency and support the continued operations of the Issuer.

A material subsequent event to the reporting period unfolded in March 2023. The Managing Member and its subsidiaries, including the Issuer, were successfully acquired by reAlpha Tech Corp. This acquisition effectively addressed the material deficiency in liquidity that the Managing Member had encountered. As a result of the acquisition, the Issuer gained access to the financial backing and resources provided by reAlpha Tech Corp., assisting continuity of operations.

As of the date of this filing, neither our Company nor any Series had any financial obligations beyond the due to affiliate balances disclosed in the Financial Statements. The decision to refund investors was a voluntary decision, not based upon terms of the transactions in effect from an accounting perspective.

Trend Information

The following section provides an overview of the significant trends observed in production, sales, and inventory, as well as the state of the order book, costs, and selling prices. Additionally, it discusses known trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material effect on the Issuer's net sales or revenues, income from continuing operations, profitability, liquidity, or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

While the Company is not actively involved in any Series Offering and there are no additional significant order book matters to disclose, it is important to note that the Company may launch crowdfunding initiatives specifically for short term rental properties (“STRs”) in the second half of 2023. These initiatives aim to expand the Issuer's real estate portfolio and capture new investment opportunities within the growing STR market. Recent market turmoil and a raising interest rate environment may have an adversely affect the Issuer’s ability to execute these initiatives, and could negatively impact future performance and operations of the Issuer and Managing Member.

In 2021, the Federal Reserve (the "Fed") initiated a series of interest rate increases. These rising interest rates have the potential to impact sales, production, inventory, and performance in the real estate market. This may, in turn, have adverse effects on the performance of future offerings and the Issuer's ability to raise capital, acquire, and operate real estate projects. The precise impact of rising interest rates on the real estate market is uncertain and could vary depending on various factors, including market dynamics, investor sentiment, and the overall economic environment. The tightening of monetary policy by the Fed can have ripple effects on consumer spending, business investment, and economic growth, which can in turn impact the real estate market and the Issuer's operations.

Many markets are now experiencing slower growth, a reduction of real estate prices, and lower rents. Moreover, shifts in employment levels, wage growth, and consumer confidence resulting from changes in economic conditions can further contribute to uncertainties and potential fluctuations in the real estate market. These interrelated factors emphasize the need for ongoing monitoring, adaptability, and prudent risk management to navigate potential challenges and seize opportunities as they arise.

Looking ahead, the Issuer acknowledges the potential impact of various trends, uncertainties, and events that could affect net sales or revenues, income from continuing operations, profitability, liquidity, or capital resources.

Specifically, the Issuer foresees the following factors as potentially material to its future operating results and financial condition:

●	Changes in travel patterns, regulations, and market competition could influence the performance of STR properties and impact the Issuer’s revenue generation.

●	Fluctuations in economic conditions, interest rates, and the overall real estate market could influence the Issuer’s ability to acquire new properties, maintain occupancy rates, and achieve rental rate growth.

●	Economic uncertainties, including the potential impact of global events and market disruptions, may also contribute to changes in the Issuer’s financial performance.

●	The Issuer acknowledges the importance of compliance with applicable laws and regulations governing real estate crowdfunding and STR operations. Changes in regulatory requirements, tax policies, or legal interpretations could result in additional compliance burdens or operational constraints that may impact the Issuer’s business operations and financial results.

●	The success of the Issuer’s crowdfunding initiatives and the ability to attract new investors may be influenced by general market conditions, investor sentiment, and the perception of real estate as an investment asset class.

●	Changes in investor preferences or sentiment towards real estate crowdfunding may affect the Issuer’s ability to raise capital for future projects.

The above trends, uncertainties, demands, commitments, and events are provided for informational purposes and are reasonably likely to have a material effect on the Issuer’s net sales or revenues, income from continuing operations, profitability, liquidity, or capital resources. It is important to note that the reported financial information may not necessarily be indicative of future operating results or financial condition.

Item 3. Directors and Officers

Managing Member

The Managing Member of the Company is Roost, a wholly owned subsidiary of reAlpha Tech Corp.

At present, all of the Company’s executive officers are advisors of the Managing Member or its affiliates. The executive offices of the Managing Member are located at 6515 Longshore Loop Dublin, Ohio 43017.

Executive Officers and Directors

The following table sets forth certain information with respect to the directors, executive officers, and significant employees of the Company:

Name	Position	Age	Term of Office
Calvin Cooper	Chief Executive Officer	35	March 30, 2021 – present

	Chief Financial Officer

	President

	Managing Director

	Chief Investment Officer

The following table sets forth certain information with respect to the directors, executive officers, and significant employees of the Managing Member:

Name	Position	Age	Term of Office
Calvin Cooper	Chief Executive Officer	35	March 30, 2021 – present

	President

	Board Director

The current executive officers will serve in these capacities indefinitely, or until their successors are duly elected and qualified. The executive officers of the Managing Member are currently devoting substantial time to the management of the Managing Member, Roost.

Business Experience

Calvin Cooper is the Co-Founder and CEO of Rhove, a Columbus, Ohio-based company founded to empower everyone to invest in and own real estate. Prior to this, Cooper was a Director and Venture Partner at NCT Ventures. As a venture capitalist, he led investments in fintech, blockchain, proptech and smart city technology companies. He serves on the Nasdaq Entrepreneurial Center Advisory Board and previously taught entrepreneurship as an adjunct professor at The Ohio State University. Cooper grew up in Columbus and graduated from Capital University with a bachelor’s degree in financial economics. In 2017, the Columbus City Council and the Create Columbus Commission recognized Calvin with the Visionary Award. Additionally, he was listed in the 40 Under 40 Class of 2017 by Columbus Business First. Cooper is a 2021 participant of the Young American Leaders Program (YALP) at the Harvard Business School.

Compensation of Executive Officers and Directors

The Company does not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by the Company. Each of our executive officers, who are employees or advisors of the Managing Member, manages our day-to-day affairs, oversees the review, selection and recommendation of investment opportunities, services acquired Properties and monitors the performance of these Properties to ensure that they are consistent with our investment objectives. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of the Managing Member, from the Managing Member. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to the Managing Member, we do not intend to pay any compensation directly to these individuals.

Compensation of Managing Member

The Managing Member receives compensation and reimbursement for costs incurred relating to each Series Offering and other Offerings (e.g., Offering Expenses and Acquisition Costs) as discussed in the Offering Circular. Neither the Managing Member nor any of its affiliates receive any selling commissions or dealer manager fees in connection with this or other Series Offerings. See “Plan of Distribution and Subscription Procedure—Fees and Expenses” and “Use of Proceeds” in the Offering Circular for further details.

Item 4. Security Ownership of Management and Certain Securityholders

The Company is managed by Roost, the Managing Member. The Managing Member currently does not own any of the Shares in any Series. The Company is currently wholly-owned by reAlpha Tech Corp. ReAlpha Tech Corp. currently owns 100% of the equity interests in Roost and Rhove. At this time there are no shareholders or beneficial owners of Series shares as all Investors have been refunded.

Item 5. Interest of Management and Others in Certain Transactions

Beyond what has been disclosed in the Company’s filings with the Commission, there have not been any other transactions since the Company’s formation in 2021, nor is there currently any proposed transaction, in which we were or are to be a participant and in which any related person had or will have a direct or indirect material interest, other than compensation paid to officers, directors or the Managing Member.

Item 6. Other Information

The Company has not filed for bankruptcy protection, nor has it ever been involved in receivership or similar proceedings. The Company’s Managing Member was acquired on March 23, 2023 by reAlpha Tech Corp pursuant to a stock purchase agreement which can be viewed here. ReAlpha Tech Corp’s mission is to empower retail investor participation in short-term rental properties. ReAlpha Tech Corp intends to file additional Series for the Company in the future.

As previously disclosed, the Company was not able to file its Form 1-K for the fiscal year ended December 31, 2022,by the deadline due to circumstances related to the sale of Roost Enterprises, Inc., the Company’s sole member (“Rhove”), on March 24, 2023, pursuant to a stock purchase agreement with reAlpha Tech Corp., Rhove and certain investor sellers of Rhove (the “Rhove Transaction”). Specifically, the Company was unable to file the Form 1-K by the original filing deadline because the audit of the Company’s financial reports have not yet been completed as the Company’s audit did not begin until after the consummation of the Rhove Transaction.

Item 7. Financial Statements

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements

Independent Auditor’s Report	F-2

Consolidated Balance Sheets as of December 31, 2022 and 2021	F-4

Consolidated Statements of Operations for the Year Ended December 31, 2022 and the period from March 30, 2021 (inception) to December 31, 2021	F-6

Consolidated Statements of Changes in Stockholders’ Equity (Deficiency) for the Year Ended December 31, 2022 and the period from March 30, 2021 (inception) to December 31, 2021	F-7

Consolidated Statements of Cash Flows for the Year Ended December 31, 2022 and the period from March 30, 2021 (inception) to December 31, 2021	F-8

Notes to Consolidated Financial Statements	F-9

To the Managing Member of

Rhove Real Estate 1, LLC

Columbus, Ohio

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying consolidated financial statements of Rhove Real Estate 1, LLC (the “Company”) on a consolidated basis, which comprise the consolidated balance sheets of the Company as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in members’ equity/(deficit), and cash flows for the years then ended, and the related notes to the consolidated financial statements. We have audited the accompanying financial statements of each listed Series of the Company, which comprise each listed Series’ balance sheets as of December 31, 2022 and 2021, and the related statements of operations, changes in members’ equity/(deficit), and cash flows for the year ended December 31, 2022 and for the period from March 30, 2021 (inception) to December 31, 2021 for each listed Series, and the related notes to each listed Series’ financial statements.

In our opinion, the consolidated financial statements and each Series’ financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2022 and 2021, the financial position of each listed Series as of December 31, 2022 and 2021, the results of the Company’s consolidated operations and its cash flows for the periods then ended, and the results of each listed Series’ operations and cash flows for the periods ended, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and Each Series’ Financial Statements section of our report. We are required to be independent of the Company and each listed Series and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s and Each Listed Series’ Ability to Continue as a Going Concern

The accompanying consolidated financial statements and each listed Series’ financial statements have been prepared assuming that the Company and each listed Series will continue as a going concern. As described in Note 4 to the consolidated financial statements, the Company and each listed Series are a business that has not commenced planned principal operations and has not generated revenues or profits since inception. As of December 31, 2022, the Company had an accumulated deficit and working capital deficit of $307,735, and limited liquid assets to satisfy its obligations. The Company and each series are reliant upon the Managing Member for continued payment of its obligations, and as discussed in Note 1 the Managing Member was insolvent as of December 31, 2022. These factors, among others, raise substantial doubt about the Company’s ability and each listed Series’ ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 4. The consolidated financial statements and each listed Series’ financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated Financial Statements and Each Series’ Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements and each listed Series’ financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements and each listed Series’ financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability and each listed Series’ ability to continue as a going concern within one year after the date that the consolidated financial statements and each listed Series’ financial statements are available to be issued.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and Each Series’ Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole as of December 31, 2022 and 2021 and for the periods then ended and each listed Series’ financial statements as of December 31, 2022 and 2021, and for the periods then ended are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements and each listed Series’ financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements and each listed Series’ financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control or each listed Series’ internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements and each listed Series’ financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability and each listed Series’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

July 6, 2023

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

Rhove Real Estate 1, LLC
CONSOLIDATED BALANCE SHEETS

	As of December 31, 2022 (Audited)							As of December 31, 2021 (Audited)
	City Park Quad Series	Empire Series	Gravity Series	Honokea Series	The Washington Series	Rhove Real Estate 1, LLC	Total Consolidated Rhove Real Estate 1, LLC	Rhove Real Estate 1, LLC
ASSETS
Current Assets
Cash and cash equivalents	$-	$5,584	$-	$-	$1,951	$-	$7,535	$-
Deferred Offering Costs	-	-	-	-	-	59,431	59,431	95,242
Total Current Assets	-	5,584	-	-	1,951	59,431	66,966	95,242
TOTAL ASSETS	$-	$5,584	$-	$-	$1,951	$59,431	$66,966	$95,242

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
Current Liabilities
Due to Affiliate	$20,714	$31,718	$-	$24,078	$16,124	$282,067	$374,701	$242,361
Total Current Liabilities	20,714	31,718	-	24,078	16,124	282,067	374,701	242,361

Total Liabilities	20,714	31,718	-	24,078	16,124	282,067	374,701	242,361

Members’ Equity/(Deficit)
Members’ Contributions	-	5,704	-	-	1,992	-	7,696	-
Accumulated Deficit	(20,714)	(31,838)	-	(24,078)	(16,165)	(222,636)	(315,430)	(147,119)
Total Members’ Equity/(Deficit)	(20,714)	(26,134)	-	(24,078)	(14,173)	(222,636)	(307,735)	(147,119)
TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$-	$5,584	$-	$-	$1,951	$59,431	$66,966	$95,242

Rhove Real Estate 1, LLC
CONSOLIDATED BALANCE SHEET
As of December 31, 2021 (Audited)

	City Park Quad Series	Empire Series	Gravity Series	Rhove Real Estate 1, LLC	Total
ASSETS
Current Assets
Deferred Offering Costs	$-	$-	$-	$95,242	$95,242
Total Current Assets	-	-	-	95,242	95,242
TOTAL ASSETS	$-	$-	$-	$95,242	$95,242

LIABILITIES AND MEMBER’S EQUITY/(DEFICIT)
Current Liabilities
Due to Affiliate	$6,496	$18,586	$-	$217,279	$242,361
Total Current Liabilities	6,496	18,586	-	217,279	242,361

Total Liabilities	6,496	18,586	-	217,279	242,361

Member’s Equity/(Deficit)	(6,496)	(18,586)	-	(122,037)	(147,119)
TOTAL LIABILITIES AND MEMBER’S EQUITY/(DEFICIT)	$-	$-	$-	$95,242	$95,242

Rhove Real Estate 1, LLC
CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2022 (Audited)

	City Park Quad Series	Empire Series	Gravity Series	Honokea Series	The Washington Series	Rhove Real Estate 1, LLC	Total Consolidated Rhove Real Estate 1, LLC
Net Revenues	$-	$-	$-	$-	$-	$-	$-
Cost of Revenues	-	-	-	-	-	-	-
Gross Profit/(Loss)	-	-	-			-	-
Operating Expenses
Advertising & Marketing	1,500	1,500	-	1,250	-	-	4,250
Bank Fees	-	6	-	-	2	-	8
Dues & Subscriptions	339	339	-	-	-	876	1,554
Escrow Fees	12,098	9,795	-	5,128	4,930	-	31,951
Filing Fees	-	-	-	-	-	900	900
Postage	-	-	-	-	15	-	15
Legal	281	614	-	5,288	11,218	58,567	75,968
Consulting	-	-	-	3,500	-	87,570	91,070
Accounting	-	-	-	-	-	30,015	30,015
Meals & Entertainment	-	-		562	-	56	618
Travel	-	998	-	8,350	-	8,212	17,560
Total Operating Expenses	14,218	13,252	-	24,078	16,165	186,196	(253,909)
Net Operating Loss	(14,218)	(13,252)	-	(24,078)	(16,165)	(186,196)	(253,909)
Other Income
Gain on forgiveness of payables	-	-	-	-	-	85,597	85,597
Total Other Income	-	-	-	-	-	85,597	85,597
Net Loss	$(14,218)	$(13,252)	$-	$(24,078)	$(16,165)	$(100,599)	$(168,312)

Rhove Real Estate 1, LLC
CONSOLIDATED STATEMENT OF OPERATIONS
For the period from March 30, 2021 (inception) to December 31, 2021 (Audited)

	City Park Quad Series	Empire Series	Gravity Series	Rhove Real Estate 1, LLC	Total Consolidated Rhove Real Estate 1, LLC
Net Revenues	$-	$-	$-	$-	$-
Cost of Revenues	-	-	-	-	-
Gross Profit/(Loss)	-	-	-	-	-
Operating Expenses
Advertising & Marketing	-	-	-	-	-
Dues & Subscriptions	38	38	-	435	511
Escrow Fees	-	-	-	-	-
Postage	20	19	-	-	39
Legal	6,438	-	-	52,856	59,294
Consulting	-	7,250	-	59,250	66,500
Accounting	-	10,656	-	4,249	14,905
Meals & Entertainment	-	-	-	-	-
Travel	-	623	-	5,247	5,870
Total Operating Expenses	6,496	18,586	-	122,037	(147,119)
Net Operating Loss	(6,496)	(18,586)	-	(122,037)	(147,119)
Net Loss	$(6,496)	$(18,586)	$-	$(122,037)	$(147,119)

Rhove Real Estate 1, LLC
CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)
For the year ended December 31, 2022 and for the period from March 30, 2021 (inception) to December 31, 2021 (Audited)

	City Park Quad Series	Empire Series	Gravity Series	Honokea Series	The Washington Series	Rhove Real Estate 1, LLC	Total Consolidated Rhove Real Estate 1, LLC
Balance at March 30, 2021 (inception)	$-	$-	$-	$-	$-	$-	$-
Net Loss	(6,496)	(18,586)	-	-	-	(122,037)	(147,119)
Balance at December 31, 2021	(6,496)	(18,586)	-	-	-	(122,037)	(147,119)
Contributions, net of refunds	-	5,704	-	-	1,992	-	7,696
Net Loss	(14,218)	(13,252)	-	(24,078)	(16,165)	(100,599)	$(168,312)
Balance at December 31, 2022	$(20,714)	$(26,134)	$-	$(24,078)	$(14,173)	$(222,636)	$(307,735)

Rhove Real Estate 1, LLC
CONSOLIDATED STATEMENT OF CASH FLOWS
For the year ended December 31, 2022 (Audited)

	City Park Quad Series	Empire Series	Gravity Series	Honokea Series	The Washington Series	Rhove Real Estate 1, LLC	Total Consolidated Rhove Real Estate 1, LLC
CASH FLOW FROM OPERATING ACTIVITIES
Net Loss	$(14,218)	$(13,252)	$-	$(24,078)	$(16,165)	$(100,599)	$(168,312)
Adjustments to reconcile net loss to net cash used in operating activities	-	-	-	-	-	-	-
Gain on forgiveness of payables						(85,597)	(85,597)
Offering costs charged to legal expense	-	-	-	-	-	60,833	60,833
Net cash used in operating activities	(14,218)	(13,252)	-	(24,078)	(16,165)	(125,363)	(193,076)
CASH FLOW FROM FINANCING ACTIVITIES
Advances from Affliate	14,218	13,132	-	24,078	16,124	150,385	217,937
Member Contributions	-	5,704	-	-	1,992	-	7,696
Offering costs charged to expense	-	-	-	-	-	(25,022)	(25,022)
Net cash provided by financing activities	14,218	18,836	-	24,078	18,116	125,363	200,611
Net change in cash for period	-	5,584	-	-	1,951	-	7,535
Cash at beginning of period	-	-	-	-	-	-	-
Cash at end of period	$-	$5,584	$-	$-	$1,951	-	$7,535

Rhove Real Estate 1, LLC
CONSOLIDATED STATEMENT OF CASH FLOWS
For the period from March 30, 2021 (inception) to December 31, 2021 (Audited)

	City Park Quad Series	Empire Series	Gravity Series	Rhove Real Estate 1, LLC	Total Consolidated Rhove Real Estate 1, LLC
CASH FLOW FROM OPERATING ACTIVITIES
Net Loss	$(6,496)	$(18,586)	$-	$(122,037)	$(147,119)
Adjustments to reconcile net loss to net cash used in operating activities	-	-	-	-	-
Net cash used in operating activities	(6,496)	(18,586)	-	(122,037)	(147,119)
CASH FLOW FROM FINANCING ACTIVITIES
Advances from Affiliate	6,496	18,586	-	217,279	$242,361
Offering Costs	-	-	-	(95,242)	(95,242)
Net cash provided by financing activities	6,496	18,586	-	122,037	147,119
Net change in cash for period	-	-	-	-	-
Cash at beginning of period	-	-	-	-	-
Cash at end of period	$-	$-	$-	$-	$-

RHOVE REAL ESTATE 1, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2022 and December 31, 2021, for the year ended December 31, 2022, and for the Period from March 30, 2021 (Inception) to December 31, 2021

1.	ORGANIZATION

Rhove Real Estate 1, LLC (the “Company”) is a series limited liability company organized on March 30, 2021 under the laws of Delaware pursuant to Section 18-215 of the Delaware Act that has been formed to (a) promote, conduct, or engage in, directly or indirectly, any business, purpose, or activity that lawfully may be conducted by a series limited liability company organized pursuant to the Delaware Act, (b) acquire and manage interests in commercial, residential, and mixed-use real estate developments (each a “Project”). Each such Project to be identified in the applicable “Series Designation” (one or more series as used under section 18-215 of the Delaware Act, each, a “Series”) and, to exercise all of the rights and powers conferred upon the Company and each Series with respect to its interest therein, and (c) conduct any and all activities related or incidental to the foregoing purposes. Each Series of the Company will acquire and manage an ownership interest in a Project (each such ownership interest, an “Asset”) separate and apart from the assets and liabilities of each other Series. Each Series will operate, to the extent practicable, as if it were a separate limited liability company.

As of December 31, 2022, the Company had received SEC qualification on the following series: the Empire Series, City Park Quad (Columbus) Series, Honokea Wave Park (Kapolei) Series, Washington (Sandusky) Series; however, due to the managing member’s inability to raise funds, the decision was made to halt fund raising efforts and refund investors of the Empire Series, City Park Quad (Columbus) Series, Honokea Wave Park (Kapolei) Series and the Washington (Sandusky) Series until funds could be raised to continue operations. Investors were notified on November 23, 2022 that the managing member was going out of business and 100% of investor deposits would be refunded.

The Company’s activities since inception have consisted of formation activities and preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to operationalize the Company’s planned operations or failing to operate the business profitably.

2.	MEMBERS’ EQUITY

The Company is managed by its sole member, Roost Enterprises, Inc., a Delaware corporation (the “Managing Member”) and each Series is managed by the Managing Member or its designee, as set forth in the Series Designation. Pursuant to the terms of the Company’s amended and restated limited liability company operating agreement dated July 13, 2021 (the “LLC Agreement”), the Managing Member has all powers and authority of the Company and each Series and their subsidiaries shall be exercised by or under the direction of the Managing Member. The Managing Member will provide certain management services to the Company and to each of its Series.

The Managing Member is the sole member of the Company and each Series will have multiple investor members (“Investors”) who are entitled to their pro rata share of distributions of free cash flow from the underlying Project in respect to their interest. All interests shall constitute personal property of the owner thereof for all purposes and the member has no interest in specific assets of the Company or applicable assets of a particular Series.

The Managing Member will be responsible for directing the management of the Company’s business and affairs, managing its day-to-day affairs, and implementing its business plan. The Managing Member and its officers will not be required to devote all their time to the Company’s business and are only required to devote such time to the Company’s affairs as their duties require. The Managing Member has a unilateral ability to amend the LLC Agreement and the allocation policy in certain circumstances without the consent of the Investors.

Pursuant to the LLC Agreement, the Managing Member or its designee is entitled to receive compensation in exchange for the performance of asset management services, calculated for each Series, as set forth in the applicable Series Designation.

The Company does not record subscription receivables on Series Interest commitments until they are closed as closing is the point in time that the subscription agreements become fully executed and formally subscribed. Amounts held by the Company’s escrow agent are not recorded to the Company’s consolidated balance sheet as of December 31, 2022 as these amounts are held by the escrow agent and instructed for refund to the investors at such time. As of December 31, 2022, the following Offerings for Series Interest commitments have been received:

Series	Series Interest Commitments	Funds Raised
City Park Quad	35,954	$35,954

Subsequent to December 31, 2022, $35,954 of the commitments related to City Park Quad Series were reimbursed to investors.

Series	Series Interest Commitments	Funds Raised
Empire	7,845	$7,845

As of December 31, 2022, 5,704 of Empire Series interests had closed.

Subsequent to December 31, 2022, $7,845 of the commitments related to Empire Series were reimbursed to investors.

Series	Series Interest Commitments	Funds Raised
Honokea	7,198	$7,198

Subsequent to December 31, 2022 $7,198 commitments related to Honokea Series were reimbursed to investors.

Series	Series Interest Commitments	Funds Raised
The Washington	12,791	$12,791

As of December 31, 2022, 1,992 of The Washington Series interests had closed.

Of the commitments received during 2022, $100 was refunded as of December 31, 2022. Subsequent to December 31, 2022, $12,691 of the commitments related to The Washington Series were reimbursed to investors.

The debts, obligations, and contract liabilities of the Company and each Series, respectively, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company and each Series, respectively, and no member of the Company and each Series, respectively, is obligated personally for any such debt, obligation, or liability. Investors are not entitled to any voting rights, except as otherwise required under Delaware law.

Distributions

The Managing Member has sole discretion in determining what distributions, if any, are made to interest holders except as otherwise limited by law or the LLC Agreement. The Company expects the Managing Member to make distributions from free cash flow in accordance with individual Series Designations. However, the Managing Member may determine the amount of free cash flow of any Series for any period at any time legally available for the payment of distributions on interests of any Series. Distributions of free cash flow are subject to certain fees and expenses as described in more detail below. Payments for operating expenses, including payments as consideration for fee services performed by the Managing Member, will first be made to the Managing Member or its designee for its management fees before any distributions to Investors.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

These consolidated financial statements present the Company’s consolidated balances and results, as well as separate financial statements for each of its Series.

Use of Estimates

The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant Risks and Uncertainties

The Company has a limited operating history and has not yet generated revenue from intended operations. The Company’s business and operations are sensitive to general business and economic conditions in the U.S. along with local, state, and federal governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions, including but not limited to credit risk and changes to regulations governing the Company’s industry. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial condition and the results of its operations. The current COVID-19 pandemic has introduced a host of additional risks to the Company’s intended operations and could have material detrimental impact on the Company’s planned business operations.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g. quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 – Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the consolidated balance sheets approximate their fair value.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2022, and 2021, the Company has $7,535 and $0 of cash and cash equivalents, respectively.

Subscription Receivable

The Company records share issuances at the effective date. If the subscription is not funded upon issuance, the Company records a subscription receivable as an asset on the consolidated balance sheet. When subscription receivables are not received prior to the issuance of the consolidated financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the subscription is reclassified as a contra account to members’ equity/(deficit) on the consolidated balance sheet.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity/(deficit) upon the completion of an offering or to expense if the offering is not completed.

During 2022, the Company entered into a settlement agreement with an attorney to forgive $85,597 of legal costs accrued. Of such costs, $60,833 were included in deferred offering costs and therefore were charged to legal expenses in the consolidated statement of operations upon the forgiveness. As of December 31, 2022, $59,431 of offering costs remained capitalized to deferred offering costs as the Company intended to find a buyer of its managing member to utilize its existing Regulation A offering filings to which these costs related for future offerings. Since all existing offerings were refunded or were to be refunded as of December 31, 2022, no offering costs were charged to any Series’ offering in 2022.

Subject to any cap set forth in an applicable Series Designation, the following fees, costs, and expenses in connection with any initial offering and the sourcing and acquisition of a Series Asset shall be borne by the relevant Series: (a) Costs to acquire the Series Asset, (b) Brokerage fee, (c) Offering expenses, (d) Acquisition costs, (e) Operating expenses, (f) Asset management fee and (g) Sourcing fee.

Any brokerage fee, offering expenses, acquisition expenses, sourcing fee, asset management fee and operating expenses shall be allocated by the Managing Member in accordance with the allocation policy.

Each Series will pay or reimburse the Managing Member for all fees, costs, and expenses incurred in connection with evaluation, discovery, investigation and executing the offering, not to exceed 3% of the offering.

Organizational Costs

In accordance with FASB Accounting Standards Codification (“ASC”) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Income Taxes

The Company is a limited liability company and intends to be taxed as a disregarded entity. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the consolidated financial statements.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statement, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance or derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Upon an initial closing of a Series, purchasing investors will be admitted as Members of such Series and such Series will elect for treatment as a partnership for income tax purposes. The Company may make an election for each Series to be treated as an association taxable as a corporation or as a REIT for U.S. federal income tax purposes, although no such election has been made.

Series Assets

Gravity Series

The Company authorized its initial Series Designation in July 2021, the Gravity Series, and entered into a membership interest purchase agreement (“MIPA”) with The Gravity Project Holdings, LLC (the Gravity Series Property Partner”) on July 2, 2021, to acquire 90% to 95% membership interest in The Gravity Project, LLC, an Ohio Limited Liability Company (the “Gravity Series Joint Venture”), for a purchase price of $36,000,000 to $38,000,000. This agreement was terminated on January 3, 2022.

Empire Series

The Company authorized its Empire Series Designation in September 2021 and entered into a membership interest purchase agreement (“MIPA”) with Ben Eastep (“Empire Series Property Partner”) on September 14, 2021 to acquire up to 32.05% membership interest in Empire Cooperatives, LLC, an Iowa Limited Liability Company (the “Empire Series Joint Venture”), for a purchase price of up to $500,000. The Empire Series Joint Venture holds title in fee simple to that certain twenty-seven (27) unit senior living property located at 601 22nd Avenue, Silvis, Illinois 61282 (the “Empire Series Property”). This agreement was terminated on November 23, 2022.

The Empire Series Designation provides for a brokerage fee of up to 2% on the offering proceeds payable to Dalmore Group, LLC, an annual asset management fee in an amount equal 1.0% of the purchase price of the asset by the Series payable to the Managing Member, a sourcing fee equal to $5,350 not to exceed 1.0% of the offering proceeds, unless waived in part or in whole by the Managing Member in its sole discretion, and other expense allocations related to the Empire Series. The Managing Member has been designated as the asset manager and the associated management fees are to be paid to the Managing Member.

The Empire Series Property is managed by Choteau Creek Holdings LLC (“Empire Series Property Manager”). In exchange for the performance of certain property management services pursuant to a property management agreement between the Empire Series Property Manager and the Empire Series Property Partner, the Empire Series Joint Venture will pay the Empire Series Property Manager an annual fee of 5.0% of gross rent receipts collected by the Empire Series Property Manager relating to the Empire Series Property.

City Park Quad (Columbus) Series

The Company authorized its City Park Quad (Columbus) Series Designation in October 2021 and entered into a membership interest purchase agreement (“MIPA”) between the Company, BSH RE HOLD LLC, an Ohio limited liability company (“City Park Quad (Columbus) Series Property Partner”) and BSH RE SUB SIX LLC, an Ohio limited liability company (the “City Park Quad (Columbus) Series Joint Venture”) on October 21, 2021 to acquire at least 10.90% up to 54.35% membership interest in the City Park Quad (Columbus) Series Joint Venture for a purchase price of no less than $100,000 or more than $500,000. The City Park Quad (Columbus) Series Joint Venture holds title in fee simple to that certain four (4) unit multifamily property located at 571-575 ½ City Park Avenue, Columbus, Ohio 43215 (the “City Park Quad (Columbus) Property”). This agreement was terminated on November 23, 2022.

The City Park Quad (Columbus) Series Designation provides for a brokerage fee of up to 2% on the offering proceeds payable to Dalmore Group, LLC, an annual asset management fee in an amount equal 1% of the purchase price of the asset made by the Series payable to the Managing Member, a sourcing fee equal to $5,350 not to exceed 1.0% of the offering proceeds, unless waived in part or in whole by the Managing Member in its sole discretion, and other expense allocations related to the City Park Quad (Columbus) Series. The Managing Member has been designated as the asset manager and the associated management fees are to be paid to the Managing Member.

The City Park Quad (Columbus) Series Property is managed by Housepitality LLC (“City Park Quad (Columbus) Series Property Manager”), an affiliate of City Park Quad (Columbus) Series Property Partner. In exchange for the performance of certain property management services pursuant a management agreement, the City Park Quad (Columbus) Series Property Manager will receive an annual fee of 20.0% of all short-term net rental revenues collected by the Property Manager relating to City Park Quad (Columbus) Series Property.

Honokea Wave Park (Kapolei) Series

The Honokea Wave Park (Kapolei) Series of the Company (“Honokea Wave Park (Kapolei) Series”) has been established to enable investors to participate in the ownership of a Hawaiian surf-themed, mixed-use resort attraction anchored by a man-made 6-acre surfing cove located in Kapolei, Honolulu County, Hawaii (the “Honokea Wave Park (Kapolei) Series Property”). The Honokea Wave Park (Kapolei) Series Property will be developed, owned, and operated by Honokea Kalaeloa, LLC, a Delaware limited liability company (the “Honokea Wave Park (Kapolei) Series Joint Venture” or “Honokea Wave Park (Kapolei) Series JV”). The Honokea Wave Park (Kapolei) Series JV is managed by HK Management, LLC, a Hawaii limited liability company (the “Honokea Wave Park (Kapolei) Series JV Manager” or “Honokea Wave Park (Kapolei) Series Property Partner”), which has broad authority to make decisions on most Honokea Wave Park (Kapolei) Series JV actions. On July 5, 2022, we entered into a contingent purchase agreement (the “PSA”) to acquire a newly-issued minimum 4.76% to a maximum 9.52% preferred membership interest in the Honokea Wave Park (Kapolei) Series JV (such interest, the “Asset”) for a purchase price ranging from a minimum of $100,000 to a maximum of $200,000. This agreement was terminated on November 23, 2022.

The Honokea Wave Park (Kapolei) Series Property Partner intends to use the proceeds of this Offering to capitalize the Honokea Wave Park (Kapolei) Series Property’s predevelopment budget, which would pay for predevelopment activities to include acquiring a long-term land lease from the Hawaii Community Development Authority (HCDA) and paying for entitlements and approval of construction permits at the Honokea Wave Park (Kapolei) Series Property site, located on 9.1 acres at the northwest quadrant of Coral Sea Road and Long Island Street, Kapolei, Hawaii. Upon completion of the 18-22-month predevelopment phase, the Honokea Wave Park (Kapolei) Series Property Partner intends to capitalize the Honokea Wave Park (Kapolei) Series Property’s projected $155 million development and construction budget with a combination of debt, equity, and special purpose revenue bonds issued by the Hawaii State Legislature.

The Washington (Sandusky) Series

The Washington (Sandusky) Series of the Company (“Washington (Sandusky) Series”) has been established to enable Investors to participate in the ownership of a nine (9) unit multifamily property located at 333 East Washington Street, Sandusky, Ohio 44870 (the “Washington (Sandusky) Series Property”). The Washington (Sandusky) Series Property is currently owned in fee simple by Name One, Yellowstone LLC, an Ohio limited liability company (the “Washington (Sandusky) Series Joint Venture” or “Washington (Sandusky) Series JV”). The Washington (Sandusky) Series JV is managed by Brent Zimmerman (the “Property Partner”). On June 1, 2022, Washington (Sandusky) Series entered into a contingent membership interest purchase agreement (“MIPA”) to acquire a newly-issued 15% membership interest in the JV (the “Series Asset”). This agreement was terminated November 23, 2022.

Originally built in 1890, the Washington (Sandusky) Series JV acquired the Washington (Sandusky) Series Property on September 23, 2020 and subsequently spent approximately $2.4 million in renovations to preserve the Washington (Sandusky) Series Property’s historic charm while incorporating modern features and amenities for use as a short-term rental property. Gross living area is approximately 7,200 square feet, comprised of eight one-bedroom units and one four-bedroom unit located on 0.22 acres in the downtown business district of Sandusky, Ohio. The JV completed renovations in March 2022 and entered into a short-term rental management agreement with Airriva, LLC, an Ohio limited liability company (the “Washington (Sandusky) Series Property Manager”). The Washington (Sandusky) Series Property Manager commenced short-term rental operations in April 2022.

4.	GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company and each Series are a business that has not commenced planned principal operations and has not generated revenues or profits since inception. As of December 31, 2022, the Company had an accumulated deficit and working capital deficit of $307,735, and limited liquid assets to satisfy its obligations. The Company and each Series are reliant upon the Managing Member for continued payment of its obligations, and as discussed in Note 1 the Managing Member was insolvent as of December 31, 2022. In November 2022, the Managing Member, who provides capitalization for the Company and each Series, faced a significant liquidity challenge. This challenge resulted from difficulty raising capital due to the deterioration of the venture capital markets in the second half of 2022, stemming from rising interest rates and the broader capital market’s uncertainty. To address this liquidity deficiency, the Managing Member initiated discussions with potential buyers regarding potential acquisition of the Managing Member and its subsidiaries. During March 2023, the Managing Member and its subsidiaries were acquired by reAlpha Tech Corp. The Company’s and each Series’ ability to continue as a going concern for the next twelve months is dependent upon the Company’s and each Series’ ability to raise sufficient capital from outside investors and deploy such to produce profitable operating results. No assurance can be given that the Company or any Series will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company and/or each Series to continue as a going concern for a reasonable period of time. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of the liabilities that might be necessary should the Company or any Series be unable to continue as a going concern.

5.	RELATED PARTY TRANSACTIONS

The Managing Member or its designee is entitled to payment as consideration for the performance of asset management services, calculated for each Series, as set forth in the applicable Series Designation.

The Managing Member or its affiliate is entitled to payment as consideration for the performance of sourcing a Series Asset, as specified in each Series Designation.

Subject to any cap set forth in the applicable Series Designation, each Series shall be responsible for payment (or reimbursement to the Managing Member) of its own acquisition costs, brokerage fees, operating expenses, asset management fee, sourcing fee, offering costs, dissolution costs, and costs to acquire assets.

No payment has been made to the Managing Member for the periods ended December 31, 2022 or 2021.

Due to Affiliate

Due to affiliate represents expenses paid for on behalf of the Company by a related party, Roost Enterprises Inc., the Company’s Managing Member. The outstanding payables for each entity as of December 31, 2022 are as follows: $20,714 for City Park Quad Series, $31,718 for Empire Series, $24,078 for Honokea Series, $16,124 for The Washington Series and $282,067 for Rhove Real Estate 1, LLC. Debt forgiveness of $85,597 from outstanding legal expense obligations were reduced from the amount due to affiliate during 2022. These payables do not bear interest and are considered due on demand.

6.	RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842). This ASU requires a lessee to recognize the right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. The Company adopted this new standard on the Company’s financial reporting and disclosures during 2022 and the adoption of such did not have an impact to the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350), simplifying Accounting for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 removes the requirement to perform a hypothetical purchase price allocation to measure goodwill impairment. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The amendments in this update are effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendment is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The adoption of ASU 2017-04 will not have any impact on the Company’s consolidated financial statements.

In August 2020, FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity; Own Equity (“ASU 2020-06”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other changes, the new guidance removes from GAAP separation models for convertible debt that require the convertible debt to be separated into a debt and equity component, unless the conversion feature is required to be bifurcated and accounted for as a derivative or the debt is issued at a substantial premium. As a result, after adopting the guidance, entities will no longer separately present such embedded conversion features in equity and will instead account for the convertible debt wholly as debt. The new guidance also requires use of the “if-converted” method when calculating the dilutive impact of convertible debt on earnings per share, which is consistent with the Company’s current accounting treatment under the current guidance. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted, but only at the beginning of the fiscal year. The Company is currently evaluating the impact the adoption of ASU 2020-06 will have on the Company’s consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

7.	COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

The Company’s Managing Member entered into a legal agreement with Almerico Law on April 4, 2021. This agreement includes deferred legal fees to be paid as follows: $40,000 in fees will be paid after $1,000,000 is raised in any Regulation A offering and an additional $60,000 will be paid after the Company has raised $2,000,000 in any Regulation A offering.

8.	SUBSEQUENT EVENTS

Management has evaluated all subsequent events through July 6, 2023, the date the consolidated financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these consolidated financial statements, except as set forth below.

Empire Series

As of December 31, 2022, the Company has received commitments for 7,845 Empire Series interests under its Regulation A+ offering. As of December 31, 2022, 5,704 of those interests had closed. Subsequent to December 31, 2022, $7,845 has been reimbursed to investors.

City Park Quad (Columbus) Series

As of December 31, 2022, the Company has received commitments for 35,954 City Park Quad (Columbus) Series interests under its Regulation A+ offering that had not yet closed. Subsequent to December 31, 2022, $35,954 has been reimbursed to investors.

Honokea Wave Park (Kapolei) Series

As of December 31, 2022, the Company has received commitments for 7,198 Honokea Wave Park (Kapolei) Series interests under its Regulation A+ offering that had not yet closed. Subsequent to December 31, 2022, $7,198 has been reimbursed to investors.

The Washington (Sandusky) Series

As of December 31, 2022, the Company has received commitments for 12,791 Washington (Sandusky) Series interest under its Regulation A+ offering. As of December 31, 2022, 1,992 of those interests had closed. Subsequent to December 31, 2022, $12,691 has been reimbursed to investors. Prior to December 31, 2022, $100 was reimbursed to an investor.

Sale of Managing Member

On March 24, 2023, the Company’s Managing Member, Roost Enterprises, Inc., was purchased by reAlpha Tech Corp. ReAlpha intends to file future Series for Rhove Real Estate 1.

Item 8. Exhibits

The documents listed in the Exhibit Index of this Form 1-K are incorporated by reference or are filed with this Form 1-K, in each case as indicated below.

III: EXHIBITS

Index to Attached or Hyperlinked Exhibits

Description	Exhibit
Charters (including amendments) hereby incorporated by reference from Ex. 17.1 to Form 1-A POS filed on August 26, 2022, available at https://www.sec.gov/Archives/edgar/data/1883678/000188367822000006/charter.htm	2.1
Amended And Restated Limited Liability Company Agreement hereby incorporated by reference available at https://www.sec.gov/Archives/edgar/data/1883678/000188367822000006/bylaws.htm	3.1
Form of Subscription Agreement hereby incorporated by reference available at https://www.sec.gov/archives/edgar/data/1883678/000188367822000006/subscriptionagreement.htm	4.1
Asset Purchase Agreement by and between Rhove Real Estate 1 -Empire Series, dated March 23, 2023 hereby incorporated by reference sec.gov/Archives/edgar/data/1883678/000188367822000006/materialcontracts.htm	6.1
Stock Purchase Agreement by and between reAlpha Tech Corp., Rhove and Roost, dated March 24, 2023 herby incorporated by reference from Ex.1.1 from Form 1-U filed by reAlpha Tech Corp. on March 27, 2023 available at sec.gov/Archives/edgar/data/1859199/000121390023022980/ea175784ex1-1_realphatech.htm	7.1
Escrow Agreement by and among Rhove Real Estate 1, LLC, Prime Trust and Dalmore Group, LLC, dated as of April 11, 2022, available at sec.gov/Archives/edgar/data/1883678/000188367822000006/escrowagreement.htm	8.1
Consent*	11.1

*	Attached hereto.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on August 9, 2023.

Rhove Real Estate 1, LLC

By:	/s/ Calvin Cooper
Calvin Cooper
Chief Executive Officer (principal executive officer), Chief Financial Officer (principal financial officer and principal accounting officer), President, Managing Director, Chief Investment Officer
August 9, 2023.

ACKNOWLEDGEMENT ADOPTING TYPED SIGNATURES

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

By:	/s/ Calvin Cooper
Calvin Cooper
Chief Executive Officer (principal executive officer), Chief Financial Officer (principal financial officer and principal accounting officer), President, Managing Director, Chief Investment Officer
August 9, 2023.